Exhibit (h)(14)

EXCHANGE LISTED FUNDS TRUST

SCHEDULE A

dated January 5, 2024 to the

EXPENSE LIMITATION AGREEMENT

dated May 19, 2022

FUND	MAXIMUM ANNUAL EXPENSE LIMIT	RECOUPMENT	ACQUIRED FUND FEES AND EXPENSES (“AFFE”)	INITIAL EXPENSE LIMIT EFFECTIVE DATE	INITIAL TERM END DATE
Cabana Target Beta ETF	0.69%*	No	Excluded from Cap	January 8, 2024	August 31, 2025
Cabana Target Drawdown 10 ETF	0.69%*	No	Excluded from Cap	January 8, 2024	August 31, 2025
Cabana Target Leading Sector Moderate ETF	0.69%*	No	Excluded from Cap	January 8, 2024	August 31, 2025
Bancreek U.S. Large Cap ETF	0.70%	No	Excluded from Cap	December 20, 2023	April 1, 2025

*	The Adviser contractually agrees to reduce the expense limitation to 0.64% on the aggregate average daily net assets in excess of $750 million of these Funds.

EXCHANGE LISTED FUNDS TRUST,

on behalf of each series of the Trust set forth in Schedule A

/s/ J. Garrett Stevens
Name: J. Garrett Stevens
Title: President

EXCHANGE TRADED CONCEPTS, LLC

/s/ J. Garrett Stevens
Name: J. Garrett Stevens
Title: Chief Executive Officer